Exhibit 4.27

English Translation
SERVICE AGREEMENT
This Service Agreement (this “Agreement”) is made on __________, 2010 in Shenzhen, the People’s Republic of China:
BETWEEN:
Party A: Shenzhen Wentai Education Industry Development Co., Ltd.
Address: Unit 40, 4th Floor, Block A, Fortune Plaza, Shennan Middle Road, Shenzhen
Party B: [Name of School]
Address:
WHEREAS:
1. Party A is a limited liability company duly incorporated and validly existing in the People’s Republic of China (the “PRC”, and for the purpose of this Agreement, excluding Hong Kong, Macao and Taiwan), which is primarily engaged in technical and support business in educational management and the consulting business in relation thereto, and has extensive experience and resources in the related businesses mentioned above.
2. Party B is an educational institution legally established and existing in the PRC and is principally engaged in the operation of kindergartens, primary and secondary schools.
NOW, THEREFORE, it is agreed as follows after mutual consultation:
1.	Support and Consulting Service of Educational Management
1.1
Party B agrees that it will appoint Party A as its exclusive provider for the support and consulting service of educational management to provide any technical service and consulting service in relation to its business operation (the “Support and Consulting Service of Educational Management”), including without limitation:

1.1.1	provision of support service in relation to educational management;
1.1.2	provision of professional consulting service in relation to educational management business;
1.1.3	provision of support service in relation to computers and other technologies;
1.1.4	provision of professional training in management and education for the management staff and teachers of Party B and its institutions;

1.1.5	provision of consultation proposals relating to market research, planning and development for the development of Party B and its institutions;
1.1.6	provision of consultation proposals relating to business plan and commercial strategy for the business operation and management of Party B and its institutions;
1.1.7	as entrusted by Party B, provision of all support for the development plan, subsequent management and further market development of Party B and its institutions;
1.1.8	assisting Party B and its institutions in their marketing and public relation activities;
1.1.9	assisting Party B and its institutions in identifying any opportunity to cooperate with other organizations;
1.1.10	provision of consultation proposals relating to client management and development for any working partner of Party B and its institutions;
1.1.11	as entrusted by Party B, being responsible for the accounting and financial management of Party B and its institutions;
1.1.12	provision of consultation proposals relating to human resources and labor relationship management for Party B and its institutions;
1.1.13	provision of channels and proposals to solve all kinds of management problems arisen in the course of the business operation for Party B and its institutions;
1.1.14	as entrusted by Party B, being responsible for the planning, development, implementation and management of enterprise management system of Party B and its institutions;

1.1.15	any other services as agreed by the parties.
1.2
The entrustment and authorization given by Party B to Party A hereunder shall be sole, exclusive and irrevocable right. Without the prior written consent of Party A, Party B shall not accept the support and consulting service of educational management from any third party (including its shareholders).

2.	Service Fee and Payment Method
2.1
Party B shall pay to Party A any service fee in respect of the support and consulting service of educational management rendered by Party A (the “Service Fee”). The Service Fee shall be determined by taking into account any income generated by Party B from such service in general; and given that the technical support and consulting service provided by Party A to Party B is comprehensive and exclusive in nature, and covers the business operation of Party B in all aspects, Party B agrees to pay the Service Fee to Party A on an annual basis, which will be calculated at 17% of the total income of Party B for each year during the term hereof as the Service Fee for Party A. If the parties agree to continue their cooperation upon expiry hereof, the calculation of the Service Fee and its payment method shall be separately determined by the parties through consultation.

2.2
Party B shall, within 30 after the end of each fiscal year during the term hereof, provide Party A with corresponding financial data or relevant statements. Party A shall, after confirmation of the same, provide Party B with the relevant invoices in a timely manner. Within 30 days of the receipt of the above invoices, Party B shall credit the annual Service Fee into the following bank account designated by Party A.

Name of the bank designated by Party A:
Name of account holder: Shenzhen Wentai Education Industry Development Co., Ltd.
Account number:
Party A shall have the right to designate its employee or external accountant (“Party A’s Authorized Representative”) to conduct an audit at any time on the financial situation of Party B so as to determine the exact amount of the Service Fee. In this case, Party B shall provide Party A’s Authorized Representative with any document, book of accounts, evidence, financial record and other data as required by him/her/it for the audit. In the event of any inconsistence between the amount of the Service Fee determined by each of Party A and Party B, the amount confirmed by Party A’s Authorized Representative shall prevail.
2.3
No deduction (such as taxes and handling charge imposed by banks, etc.) shall be made from the Service Fee paid by Party B to Party A pursuant to this Agreement. All such deduction shall be borne by Party B.

2.4
Party A shall, within 30 days after the end of each quarter, provide Party B with a report giving a full account of the support and consulting service rendered by Party A in the last quarter for Party B to make an evaluation, and shall make amendments to such report according to the requirements of Party B in a timely manner. Party A shall, within 30 days after the end of each year, provide Party B with a report describing its annual services.

3.	Intellectual Property Right
All rights arising from the performance of this Agreement, including copyrights, patent rights, knowhow, trade secrets and other intellectual property rights, shall be the property of Party A. Any license to use such rights shall be determined separately by Party A and Party B through consultation.

4.	Confidentiality
4.1
Any party who has an access to or is aware of all technical materials and information of the other party (the “Confidential Information”) due to the execution and performance of this Agreement shall bear a confidentiality obligation, regardless of whether such other party has taken confidentiality measures. Without the prior written consent of the other party, the party who is aware of Confidential Information shall not divulge, disclose or transfer the Confidential Information to any third party, or use such Confidential Information for the interest of any third party.

4.2
The party who is aware of Confidential Information guarantees that it will provide the Confidential Information to those employees, advisors and agents who need to obtain such information for the purpose of performing this Agreement only, and that any employee, advisor and agent who has an access to such Confidential Information shall bear the same confidentiality obligation as set forth in this Article. Any violation by such personnel of the confidentiality obligation shall be deemed as a breach of this Article by the party who is aware of the Confidential Information, in which case, the party who is aware of the Confidential Information shall be liable to make compensation to the other party for such breach pursuant to this Agreement.

4.3
Upon termination hereof, the party who is aware of the Confidential Information shall return to the other party or destroy all documents and other data carriers containing Confidential Information according to the requirements of the other party. No such Confidential Information shall continue to be kept in or used by any memory device of the party who is aware of the Confidential Information.

4.4	Party A and Party B agree that this Article shall survive regardless of whether this Agreement is modified, discharged or terminated.
5.	Representations and Warranties
5.1	Party A hereby represents and warrants as follows:
5.1.1	Party A is a limited liability company duly incorporated and validly existing under the laws of the PRC.
5.1.2
Party A has taken the necessary corporate actions and been granted appropriate authorization, and has obtained the consents and approvals from third parties and the government; nothing contained in this Agreement violates any law and internal rule of the company that is binding upon or having an effect on it.

5.1.3
With respect to the execution and performance of this Agreement, there is no false information in any facts disclosed by Party A to Party B and the relevant PRC departments with competent jurisdiction, nor is there any significant event that is required to but omitted to be disclosed.

5.1.4	This Agreement constitutes the legal, valid and binding obligation of Party A, and is enforceable against it pursuant to the provisions hereof once it becomes effective.

5.2	Party B hereby represents and warrants as follows:
5.2.1	Party B is a limited liability company duly incorporated and validly existing under the laws of the PRC.
5.2.2
Party B has taken the necessary corporate actions and been granted appropriate authorization, and has obtained the consents and approvals from third parties and government; nothing contained in this Agreement violates any law and internal rule of the company that is binding upon or having an effect on it.

5.2.3
With respect to the execution and performance of this Agreement, there is no false information in any facts disclosed by Party B to Party A and the relevant PRC departments with competent jurisdiction, nor is there any significant event that is required to but omitted to be disclosed.

5.2.4	This Agreement constitutes the legal, valid and binding obligation of Party B, and is enforceable against it pursuant to the provisions hereof once it becomes effective.
6.	Effectiveness and Term
6.1	This Agreement is signed and shall become effective as of the day first written above.
6.2	This Agreement shall have a term of 20 years, except for early termination hereunder.
6.3	This Agreement may be extended automatically for one year if the parties do not raise any objection in writing prior to the expiration hereof.
7.	Termination
7.1	This Agreement shall be terminated on its expiry date unless renewed pursuant to this Agreement.
7.2
Without prejudice to any rights or remedies available to Party A by the operation of laws or due to other reasons, Party A may terminate this Agreement immediately after a written notice is given to Party B if any of the following circumstances occurs: (1) Party B violates this Agreement, and fails to make any remedy in respect thereof within 30 business days after receiving a written notice from Party A, or (2) Party B is closed down, dissolved, liquidated, applies or is applied for bankruptcy, or its business license is revoked, or it falls into other similar circumstances.

7.3	During the term hereof, Party A may terminate this Agreement at any time by giving a 30-days prior written notice to Party B.
7.4	During the term hereof, Party B shall not terminate this Agreement prior to its expiry date due to any reason.
7.5	After the termination hereof, the rights and obligations of the parties under Articles 4 and 8 hereof shall remain in effect.
8.	Dispute Resolution
Any disputes between the parties arising from the interpretation and performance of any provisions hereof shall be resolved in good faith by them through consultation. If no agreement can be reached within fifteen (15) business days after a party proposes to resolve a dispute through consultation, either party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules currently in effect. The seat of arbitration shall be Shenzhen. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the parties.
9.	Force Majeure
9.1
An “Event of Force Majeure” means any event which is unforeseeable, or the occurrence and consequences of which is unavoidable and cannot be overcome even though it can be foreseen, including but not limited to war or natural disaster. However, the shortage of credit, capital or financing shall not be deemed as an Event of Force Majeure.

9.2
When the performance of this Agreement is delayed or prevented due to the “Event of Force Majeure” defined above, the party so affected shall not be required to assume any liabilities hereunder, provided that it makes all reasonable and practicable effort to perform this Agreement or to minimize the impact of force majeure and to the extent that it is within the scope of the delay or prevention. Once the cause for exemption from such liabilities is rectified and remedied, the parties agree to resume the performance of their respective obligations hereunder with their greatest efforts.

10.	Governing Law
The performance, interpretation and enforceability of this Agreement shall be governed by the laws of the PRC.
11.	Notice
All notices or other communications required to be given by a party pursuant to this Agreement shall be made in Chinese, and shall be deemed to have been duly served if delivered by hand, or sent by registered mail or prepaid mail, or by a recognized express service or by facsimile transmission to the party concerned or both parties at the following correspondence addresses.

Party A: Shenzhen Wentai Education Industry Development Co., Ltd.
Address: Unit 40, 4th Floor, Block A, Fortune Plaza, Shennan Middle Road, Shenzhen
Party B:
Address:
12.	Assignment of this Agreement
12.1
Party B shall not, directly or indirectly, transfer, sub-license, lease, offer as gift, pledge, entrust, make as contribution in kind or otherwise dispose of its rights and/or obligations hereunder to any third parties, unless with the prior written consent of Party A.

12.2
Party B hereby agrees that Party A may timely transfer all or part of its rights and/or obligations hereunder to any third parties according to the actual situation. Party A shall only be required to serve prior notice to Party B when such transfer is made, and no written or oral confirmation shall be further required from Party B in respect of such transfer.

13.	Severability of this Agreement
If any provision of this Agreement is invalid or unenforceable due to its inconsistency with the relevant laws, such provision shall be deemed to be invalid only to the extent within the scope of the related jurisdiction, and shall not affect the legal effect of the other provisions hereof.
14.	Amendment and Supplement to this Agreement
The parties may make any amendment and supplement to this Agreement at any time by written agreement. Such amendment or supplement shall, once signed by the respective authorized representatives of the parties, form an integral part of this Agreement, and shall have the same legal effect as this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives on the day first above written.
(The remainder of this page is intentionally left blank.)

THIS IS HEREBY CERTIFIED THAT the parties hereto have given their signature on four originals of this Agreement on the day first written above for the execution of this Agreement.
Party A: Shenzhen Wentai Education Industry Development Co., Ltd.

Authorized Representative:

Party B:

Authorized Representative: